FOR IMMEDIATE RELEASE	Contact: Mike Ogburn
(502) 636-4415, office
(502) 836-1225, cellular
mogburn@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS THIRD-QUARTER RESULTS

LOUISVILLE, Ky. (Oct. 23, 2001) - Churchill Downs Incorporated ("CDI") (Nasdaq: CHDN) today reported results for the third quarter ended Sept. 30, 2001, which included record third-quarter revenues with diluted earnings of $0.54 per share on 23.5 percent more average number of diluted shares outstanding.

         Net revenues for the third quarter totaled $121.2 million, an increase of 16.8 percent, compared with $103.8 million for the same period last year. Net earnings for the quarter were $7.1 million, compared with $7.3 million in 2000. Diluted earnings per share totaled $0.54 on 13.2 million shares outstanding, compared with $0.68 on 10.7 million shares outstanding for the third quarter of 2000. The increase in the average number of shares outstanding for the third quarter was due principally to the issuance of 3.15 million common shares for the September 2000 merger with Arlington International Racecourse, now doing business as Arlington Park.

         Results for the first nine months of 2001 are outlined in the accompanying tables.

         “We expected our earnings per share for the third quarter to be lower than a year ago because of the significantly higher number of shares outstanding,” remarked Thomas H. Meeker, CDI’s president and chief executive officer. “Although we maintained a solid level of profitability for the quarter, our earnings were modestly below published analyst estimates due to the impact of the attacks of Sept. 11 and the subsequent economic slowdown. The appropriate decision to close our live racing and off-track betting operations for two days after the incidents obviously had a direct impact on earnings. For the most part, we also experienced a slower pace of activity in on-track attendance and handle after we re-opened our facilities that were conducting live racing, a trend that continues at most of our racetracks.”

         Meeker noted that the Company’s year-to-year comparisons in net revenues and operating income for the third quarter were aided significantly by the incremental contribution from Arlington Park in excess of the management fees earned in 2000. Hollywood Park’s results for the quarter were affected by the shift of eight racing days from the third to the second quarter. The Company also benefited from cost-reduction steps initiated earlier this year in response to the slowing economy.

         “The uncertainties surrounding the overall economy must be considered over the near term, and it appears reasonable to expect some impact on our business from the continued economic slowdown and the apprehension many consumers are understandably experiencing. We are encouraged, however, by the improvement that began in October in our off-track betting activity,

4

the relative stability of our simulcast revenues, and the continued growth of our TVG revenues. We also conducted a highly successful Festival of the Sun race day at Calder Race Course on Oct. 13.

         “Our fourth quarter includes important Fall Meets at Churchill Downs and Hollywood Park that start later this month, in addition to the continuation of live race meets at Calder and Hoosier Park. We continue to expect to report higher revenues and earnings for the quarter versus a year ago, and we anticipate the full-year results will mark new annual records for CDI in revenues and net income. We now believe, however, that earnings for the full year will be $1.62 to $1.68 per share compared with the $1.75 per share for 2000, reflecting the approximate 21 percent increase for 2001 in the average number of shares outstanding.”

         Meeker concluded, “Our experience with the economic slowdown this year and the tumultuous events related to Sept. 11 reassures us of the stability of demand for our racing-related products and services. Our organization has demonstrated flexibility and resolve in addressing these challenges, and those attributes underscore our confidence in the Company’s prospects. We continue to enhance our delivery of services and have made exceptional progress in our branding program that is evidenced by the success of the Churchill Downs Simulcasting Network, CDI’s simulcast signal. Although the pace of the recovery in the economy in coming quarters will obviously influence our performance in 2002, we are optimistic that we can grow revenues and earnings next year.”

         A conference call regarding this release is scheduled for Wednesday, Oct. 24, at 9 a.m. EDT. Investors and other interested parties may listen to the teleconference by accessing the online, real-time Webcast and broadcast of the call at www.churchilldownsincorporated.com or www.streetevents.com or by calling (913) 981-5507 at least 10 minutes before the appointed time. The online replay will be available at approximately 11 a.m. EDT and continue for two weeks. An eight-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 696357 when prompted for the access code.

         Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company’s racetracks in California, Florida, Illinois, Indiana and Kentucky host 109 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

         This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements involve risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “believe,” “could,” “intend,” “might,” “plan,” “predict,” “project,” “should,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the financial performance of our racing operations; litigation surrounding the Rosemont, Ill., riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; the economic environment; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional racetrack near our Indiana operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; the impact of interest rate fluctuations; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

5

CHURCHILL DOWNS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the nine and three months ended September 30,
(Unaudited)
(In thousands, except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,

	2001	2000	2001	2000

Net revenues	$316,219	$261,899	$121,247	$103,796
Operating expenses	253,210	202,614	99,145	80,741

Gross profit	63,009	59,285	22,102	23,055

Selling, general and administrative expenses	23,295	19,513	7,347	7,231

Operating income	39,714	39,772	14,755	15,824

Other income (expense):
Interest income	471	774	139	269
Interest expense	(9,864)	(11,353)	(2,908)	(3,683)
Miscellaneous, net	(29)	(513)	(72)	(97)
	(9,422)	(11,092)	(2,841)	(3,511)

Earnings before provision for income taxes	30,292	28,680	11,914	12,313

Provision for income taxes	(12,266)	(11,802)	(4,823)	(5,010)

Net earnings	$ 18,026	$ 16,878	$ 7,091	$ 7,303

Earnings per common share data:
Basic	$1.38	$1.67	$0.54	$0.69
Diluted	$1.37	$1.66	$0.54	$0.68

Weighted average shares outstanding:
Basic	13,075	10,121	13,093	10,649
Diluted	13,198	10,176	13,223	10,707

         Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

6

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
for the nine and three months ended September 30,
(Unaudited)
(In thousands)

	Nine Months Ended September 30,		Three Months Ended September 30,

	2001	2000	2001	2000
Net revenues
Churchill Downs	$ 76,089	$ 73,639	$ 7,903	$ 8,961
Hollywood Park	71,904	75,003	17,037	24,124
Arlington Park	67,493	9,171	39,832	9,171
Calder Race Course	43,743	42,556	29,563	28,888
Hoosier Park	40,569	38,090	14,251	13,872
Ellis Park	15,447	15,726	12,431	12,524
Other investments	4,753	11,524	2,070	8,011
	319,998	265,709	123,087	105,551
Corporate revenues	1,244	651	381	46
Eliminations	(5,023)	(4,461)	(2,221)	(1,801)
	$316,219	$261,899	$121,247	$103,796
EBITDA:
Churchill Downs	$ 23,688	$ 21,502	$ (2,688)	$ (2,361)
Hollywood Park	12,922	13,380	1,676	3,909
Arlington Park	9,758	2,093	9,866	2,093
Calder Race Course	6,650	7,001	7,480	7,746
Hoosier Park	4,695	4,939	1,544	1,497
Ellis Park	1,264	1,534	2,591	2,581
Other investments	1,535	7,137	687	6,437
	60,512	57,586	21,156	21,902
Corporate expenses	(5,978)	(6,129)	(1,419)	(1,940)
	$ 54,534	$ 51,457	$ 19,737	$ 19,962
Operating income (loss):
Churchill Downs	$ 20,328	$ 18,721	$ (3,874)	$ (3,282)
Hollywood Park	9,024	10,082	346	2,767
Arlington Park	8,036	1,960	9,253	1,960
Calder Race Course	4,022	4,307	6,600	6,834
Hoosier Park	3,539	3,942	1,179	1,164
Ellis Park	284	442	2,278	2,211
Other investments	559	6,146	492	6,169
	45,792	45,600	16,274	17,823
Corporate expenses	(6,078)	(5,828)	(1,519)	(1,999)
	$ 39,714	$ 39,772	$ 14,755	$ 15,824

         Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

7

CHURCHILL DOWNS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

September 30,	December 31,	September 30,
	2001	2000	2000
ASSETS	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents	$ 15,751	$ 10,807	$ 11,359
Restricted cash	8,389	9,006	9,270
Accounts receivable, net	32,953	32,535	35,777
Other current assets	6,025	2,932	4,627
Total current assets	63,118	55,280	61,033

Other assets	9,664	8,116	7,390
Plant and equipment, net	341,920	342,767	339,593
Intangible assets, net	62,056	63,841	64,346
	$476,758	$470,004	$472,362
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 44,801	$ 34,894	$ 39,740
Accrued expenses	32,369	30,617	32,780
Dividends payable	-	6,508	-
Income taxes payable	11,362	1,091	1,774
Deferred revenue	4,423	11,353	5,386
Long-term debt, current portion	2,308	2,324	2,277
Total current liabilities	95,263	86,787	81,957

Long-term debt, due after one year	134,128	155,716	157,183
Other liabilities	13,255	9,837	11,057
Deferred income taxes	14,761	15,179	15,565
Commitments and contingencies	-	-	-
Shareholders' equity:
Preferred stock, no par value;
250 shares authorized; no shares issued	-	-	-
Common stock, no par value; 50,000 shares
authorized; issued: 13,098 shares September 30,
2001, 13,019 shares December 31, 2000, and
13,015 shares September 30, 2000	124,750	123,227	123,149
Retained earnings	97,349	79,323	83,545
Accumulated other comprehensive loss	(2,683)	-	-
Deferred compensation costs	-	-	(29)
Note receivable for common stock	(65)	(65)	(65)
	219,351	202,485	206,600
	$476,758	$470,004	$472,362

         Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

8